UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 10, 2011

Date of Report (Date of earliest event reported)

BigBand Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33355	04-3444278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Broadway Street
Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 995-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 10, 2011, BigBand Networks, Inc., a Delaware corporation (the “Company”), ARRIS Group, Inc., a Delaware corporation (“Parent”), and Amsterdam Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Sub has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $2.24 per share, net to the holder thereof in cash (the “Offer Price”), without interest.

The consummation of the Offer will be conditioned on (i) at least a majority of the sum of all shares of the Company’s outstanding common stock and shares of Company common stock issuable pursuant to Company options that are then exercisable by their terms with a per share exercise price less than the Offer Price having been validly tendered into (and not withdrawn from) the Offer prior to the expiration date of the Offer, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and (iii) other customary conditions. The Offer is not subject to a financing condition.

Following the consummation of the Offer, subject to customary conditions (including receipt of the requisite approval of the Company’s stockholders, if required under applicable law), Acquisition Sub will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent. In the Merger, each outstanding share of the Company’s common stock (other than shares owned by Parent, Acquisition Sub or the Company, or any of their respective wholly owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest. If Acquisition Sub acquires 90% or more of the outstanding shares of the Company’s common stock pursuant to the Offer, then Parent will consummate the Merger pursuant to the short form merger procedures under Delaware law as soon as practicable following the consummation of the Offer without a vote or any further action by the holders of the Company’s common stock. Acquisition Sub may, but is not required to, provide for one or more “subsequent offering periods” under federal securities law following the consummation of the Offer in order to seek additional shares of the Company’s common stock and facilitate the consummation of the Merger using such short form merger procedures. In addition, the Company has granted Parent a “top-up option” to acquire shares of the Company’s common stock following the consummation of the Offer in order to facilitate the consummation of the Merger using such short form merger procedures. In the event that Acquisition Sub purchases shares of the Company’s common stock in the Offer but does not hold at least 90% of the Company’s outstanding common stock following the consummation of the Offer (and the “subsequent offering period” provided by Acquisition Sub, if any, and the exercise of the aforementioned option to purchase shares of the Company’s common stock), Parent and the Company must obtain the approval of the Company’s stockholders holding a majority of the outstanding shares of common stock to adopt the Merger Agreement prior to consummating the Merger. In this event, the Company will call and convene a stockholder meeting to obtain this approval, and Acquisition Sub will vote all shares of the Company’s common stock it acquires pursuant to the Offer in favor of the adoption of the Merger Agreement, thereby assuring approval.

Options to purchase the Company’s common stock that are outstanding, whether or not vested, immediately prior to the appointment time (as defined in the Merger Agreement), will be cancelled and converted automatically into the right to receive, in exchange for the cancellation of such options, an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock that were issuable upon exercise of such option immediately prior to the appointment time (as defined in the Merger Agreement) and (y) the Offer Price, less the per share exercise price of such option.

Restricted stock units which are outstanding immediately prior to the appointment time (as defined in the Merger Agreement) (the “Assumed RSUs”) will be assumed by Parent in connection with the Offer and Merger and converted into a restricted stock unit that represents the right to acquire a number of shares of common stock of Parent based on an exchange ratio described in the Merger Agreement. The Assumed RSUs will otherwise have the same terms as in effect prior to the conversion, except that the Assumed RSUs will be denominated in Parent’s common stock rather than the Company’s common stock, as appropriately adjusted to reflect the acquisition by Parent.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Acquisition Proposals (as defined in the Merger Agreement), subject to customary exceptions that permit the Company to respond to any unsolicited Acquisition Proposal that constitutes or is reasonably expected to lead to a Superior Proposal (as defined in the Merger Agreement), provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties. The Company is also permitted to terminate the Merger Agreement in order to accept an unsolicited Superior Proposal (subject to giving Parent three business days’ notice of its intention to do so and, among other things, making available the Company’s representatives to discuss and negotiate with Parent in good faith any amendments Parent desires to make to its proposal), but only if Parent fails to make a counter-proposal that matches such Superior Proposal and the Company pays Parent, concurrently with such termination, a $5,500,000 termination fee. In addition, this termination fee is payable by the Company to Parent under other specified circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Acquisition Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Acquisition Sub, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Acquisition Sub.

Tender and Voting Agreement

In connection with the parties’ entry into the Merger Agreement, certain stockholders of the Company who hold approximately 31.4% of the outstanding common stock of the Company have entered into a tender and voting agreement (the “Tender and Voting Agreement”) pursuant to which they have agreed to, among other things, tender their shares of the Company’s common stock into the Offer and vote their shares of the Company’s common stock in favor of adopting the Merger Agreement, if applicable. The parties to the Tender and Voting Agreement have agreed to comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained therein. Pursuant to its terms, the Tender and Voting Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without any shares being accepted for payment, (iii) the effective time of the Merger, (iv) the amendment of the terms of the Offer to reduce the Offer Price and (v) March 31, 2012.

The foregoing description of the Tender and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Voting Agreement, which is attached as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On October 11, 2011, the Company and Parent issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Additional Information and Where to Find It

The planned tender offer described herein has not yet commenced. The description contained herein is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Parent and Acquisition Sub will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to the Company’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov.

Item9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among ARRIS Group, Inc., Amsterdam Acquisition Sub, Inc. and BigBand Networks, Inc. dated as of October 10, 2011.
Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S−K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

2.2	Tender and Voting Agreement by and among ARRIS Group, Inc., Amsterdam Acquisition Sub, Inc. and certain stockholders of BigBand Networks, Inc.

99.1	Joint Press Release of ARRIS Group, Inc. and BigBand Networks, Inc., dated October 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.

Dated: October 11, 2011	By:	/s/Robert Horton
Robert Horton
Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among ARRIS Group, Inc., Amsterdam Acquisition Sub, Inc. and BigBand Networks, Inc. dated as of October 10, 2011.
Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S−K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

2.2	Tender and Voting Agreement by and among ARRIS Group, Inc., Amsterdam Acquisition Sub, Inc. and certain stockholders of BigBand Networks, Inc.

99.1	Joint Press Release of ARRIS Group, Inc. and BigBand Networks, Inc., dated October 11, 2011.